Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Faraday Future Intelligent Electric, Inc.’s 2021 Stock Incentive Plan of our report dated March 9, 2023, with respect to the consolidated financial statements of Faraday Future Intelligent Electric, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission. The report for Faraday Future Intelligent Electric, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/s/ Mazars USA LLP

New York, New York

May 4, 2023